EXHIBIT 99.1

ePlus Reports First Quarter Fiscal Year 2024 Financial Results

EPS increased 51.2% to $1.27; Net Sales up 25.3% to $574.2 million

First Quarter Fiscal Year 2024

•
Net sales increased 25.3% to $574.2 million from last year’s quarter; technology business net sales increased 26.0% to $565.7 million; professional services and managed services revenues increased 7.0% to $67.5 million.

•	Technology business gross billings increased 17.6% to $842.0 million.
•	Consolidated gross profit increased 25.3% to $142.3 million.
•	Consolidated gross margin remained at 24.8%.
•	Net earnings increased 51.5% to $33.8 million.
•	Adjusted EBITDA increased 40.7% to $53.9 million.
•	Diluted earnings per share increased 51.2% to $1.27. Non-GAAP diluted earnings per share increased 42.4% to $1.41.

HERNDON, VA – August 7, 2023 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months ended June 30, 2023.

Management Comment

“In an evolving market environment for IT spending, our strong first quarter results reflect the continued successful execution of our growth strategy and our ability to provide customized solutions that deliver value quickly and effectively,” said Mark Marron, president and CEO of ePlus. “Consolidated net sales grew approximately 25% year-over-year, driven by gains in cloud and networking, as well as contributions from recent acquisitions.  Revenue also benefited from some easing of supply chain constraints that enabled us to fulfill prior customer orders. The improvement in our sales revenue, coupled with continued operational discipline and effective cost management, fueled EPS growth of approximately 51%.”

Mr. Marron continued, “Our first quarter technology business sales were diverse across end markets, and we were pleased to see demand broaden and show particular strength in the mid-market segment. As our customers’ needs for technology modernization, AI, cybersecurity and workplace transformation continue, ePlus remains a trusted partner due to our deep expertise, extensive strategic relationships and comprehensive portfolio of high-value solutions.”

First Quarter Fiscal 2024 Results

For the first quarter ended June 30, 2023, as compared to the first quarter of the prior fiscal year ended June 30, 2022:

Consolidated net sales increased 25.3% to $574.2 million, from $458.4 million.

Technology business net sales increased 26.0% to $565.7 million, from $448.8 million due to higher sales of product and managed services, offset by a decline in professional services. Technology business gross billings increased 17.6% to $842.0 million from $716.3 million.

Product sales grew due to an increase in customer demand, as well as the acquisitions of Future Com, Ltd. on July 15, 2022, and Network Solutions Group (NSG), a division of CCI Systems, Inc. on April 30, 2023. The increase in gross profit from sales of product was due to higher sales combined with a shift in customer mix that resulted in higher margins.

Managed service revenues increased due to ongoing growth in these offerings, including Enhanced Maintenance Support and Security Operations Center services. Gross profit from managed services increased due to the scaled growth in these services.

Professional service revenues declined due to lower staff augmentation services from softer demand.  Gross margins increased due to the change in mix.

Financing segment net sales decreased 11.3% to $8.5 million, from $9.6 million due to decreases in post-contract earnings and transactional gains. Gross profit in the financing segment was lower by $1.5 million primarily due to the decline in net sales.

Consolidated gross profit increased 25.3% to $142.3 million, from $113.5 million. Consolidated gross margin was 24.8%, in line with last year.

Operating expenses were $95.9 million, up 19.4% from $80.3 million last year, primarily due to increases in salaries and benefits, from higher headcount and variable compensation stemming from higher gross profit, and an increase in acquisition related amortization expenses.  Our headcount at the end of the quarter was 1,853, up 216 from a year ago, partially due to the acquisitions of Future Com and NSG. Of the 216 additional employees, 170 were customer facing employees, including 84 professional services and technical support personnel.

Consolidated operating income increased 39.6% to $46.3 million.

Our effective tax rate for the current quarter was 27.2%, lower than the prior year quarter of 28.0%, due to lower state and local income taxes and non-deductible executive compensation.

Net earnings increased 51.5% to $33.8 million.

Adjusted EBITDA increased 40.7% to $53.9 million.

Diluted earnings per share was $1.27, compared with $0.84 in the prior year quarter. Non-GAAP diluted earnings per share was $1.41, compared with $0.99 last year.

Balance Sheet Highlights

As of June 30, 2023, ePlus had cash and cash equivalents of $101.6 million, compared with $103.1 million as of March 31, 2023.  Accounts receivable—trade, net increased 34.5% to $678.0 million from March 31, 2023 due to an increase in gross billings.  Total stockholders’ equity was $813.3 million, compared with $782.3 million as of March 31, 2023.  Total shares outstanding were 26.9 million on both June 30, 2023 and March 31, 2023.

Fiscal Year Guidance

ePlus is initiating fiscal year 2024 revenue guidance of $2.23 billion to $2.33 billion, and an adjusted EBITDA range of $200 million to $215 million, representing a margin of 9.0% to 9.2%. This guidance assumes, in part, continued improvement in the supply chain that will enable previously delayed customer projects.  The Company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the Company’s results computed in accordance with GAAP.  Accordingly, the Company is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA and adjusted EBITDA margin for the full year 2024 forecast.

Summary and Outlook

“Our fiscal 2024 year is off to a promising start given our first quarter financial performance. Through consistent execution and our strategic focus on serving faster-growing end markets, ePlus has continued to generate solid sales and earnings growth, building long-term value for our stakeholders.

Mr. Marron concluded, “Macroeconomic uncertainty continues to affect overall IT spending, leading organizations to prioritize projects that enhance operational efficiency, reduce risk and deliver faster returns. In this environment, we are acting with agility and meeting our customers’ evolving needs with a range of high-value, cost-effective solutions and services. We remain confident in our ability to deliver above-market growth, supported by the resilient nature of our business, the strength of our backlog and the diversity of our end markets.”

Recent Corporate Developments/Recognitions

In the month of July:
o	Launched its Threat Detection & Response Guidance Service.
In the month of June:
o	London-based subsidiary, IGXGlobal, achieved Palo Alto Networks Authorized Support Center Certified Partner Status.
o	Placed in the Top 30 of CRN’s 2023 Solution Provider 500 List.
In the month of May:
o	Named Rubrik 2023 Public Sector Partner of the Year.
o	Recognized for 30 years of membership in the Equipment Leasing and Financing Association.
o	Acquired CCI Systems’ Network Solutions Group.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 7, 2023:

Date:	August 7, 2023
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay):	https://events.q4inc.com/attendee/857044059

Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic) or
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

A replay of the call will be available approximately two hours after the call through August 14, 2023.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,850 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus (including the guidance for the full year FY 2024).   Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; supply chain issues, including a shortage of Information Technology (“IT”) products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our ability to remain secure during a cybersecurity attack, including both disruptions in our or our vendors’ IT systems and data and audio communication networks; our ability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and inflation, including increases in our costs and our ability to increase prices to our customers which may result in adverse changes in our gross profit; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs that may impact the arrangements that have pricing commitments over the term of the agreement; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2023	March 31, 2023
ASSETS

Current assets:
Cash and cash equivalents	$101,574	$103,093
Accounts receivable—trade, net	677,988	504,122
Accounts receivable—other, net	78,637	55,508
Inventories	244,331	243,286
Financing receivables—net, current	81,111	89,829
Deferred costs	45,408	44,191
Other current assets	47,084	55,101
Total current assets	1,276,133	1,095,130

Financing receivables and operating leases—net	120,664	84,417
Deferred tax asset	3,682	3,682
Property, equipment and other assets	70,794	70,447
Goodwill	158,280	136,105
Other intangible assets—net	51,253	25,045
TOTAL ASSETS	$1,680,806	$1,414,826

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$351,384	$220,159
Accounts payable—floor plan	182,859	134,615
Salaries and commissions payable	41,144	37,336
Deferred revenue	118,976	114,028
Recourse notes payable—current	58,115	5,997
Non-recourse notes payable—current	17,742	24,819
Other current liabilities	30,566	24,372
Total current liabilities	800,786	561,326

Non-recourse notes payable—long term	5,005	9,522
Deferred tax liability	717	715
Other liabilities	61,007	60,998
TOTAL LIABILITIES	867,515	632,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,947 outstanding at June 30, 2023 and 26,905 outstanding at March 31, 2023	274	272
Additional paid-in capital	170,904	167,303
Treasury stock, at cost, 408 shares at June 30, 2023 and 261 shares at March 31, 2023	(21,451)	(14,080)
Retained earnings	661,049	627,202
Accumulated other comprehensive income—foreign currency translation adjustment	2,515	1,568
Total Stockholders' Equity	813,291	782,265
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,680,806	$1,414,826

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2023	2022

Net sales
Product	$506,656	$395,250
Services	67,519	63,109
Total	574,175	458,359

Cost of sales
Product	388,904	304,210
Services	42,998	40,626
Total	431,902	344,836

Gross profit	142,273	113,523

Selling, general, and administrative	90,298	76,767
Depreciation and amortization	4,792	3,210
Interest and financing costs	851	363
Operating expenses	95,941	80,340

Operating income	46,332	33,183

Other income (expense)	190	(2,153)

Earnings before taxes	46,522	31,030

Provision for income taxes	12,675	8,691

Net earnings	$33,847	$22,339

Net earnings per common share—basic	$1.27	$0.84
Net earnings per common share—diluted	$1.27	$0.84

Weighted average common shares outstanding—basic	26,552	26,513
Weighted average common shares outstanding—diluted	26,648	26,685

During the first quarter of fiscal year ending March 31, 2024, our operating segments, which are also reportable segments, changed. We separated our technology segment into three different operating segments: product, professional services, and managed services. For additional information, see Note 16, “Segment Reporting” in our Form 10-Q for the quarter ended June 30, 2023."
Technology Business
	Three Months Ended June 30,
	2023	2022	Change
	(in thousands)

Net sales
Product	$498,166	$385,676	29.2%
Professional services	35,556	37,168	(4.3%)
Managed services	31,963	25,941	23.2%
Total	565,685	448,785	26.0%

Gross Profit
Product	111,391	83,168	33.9%
Professional services	14,724	15,055	(2.2%)
Managed services	9,797	7,428	31.9%
Total	135,912	105,651	28.6%

Selling, general, and administrative	87,100	73,112	19.1%
Depreciation and amortization	4,764	3,182	49.7%
Interest and financing costs	550	138	298.6%
Operating expenses	92,414	76,432	20.9%

Operating income	$43,498	$29,219	48.9%
Gross billings	$841,970	$716,263	17.6%
Adjusted EBITDA	$50,949	$34,254	48.7%

Technology Business Gross Billings by Type
	Three Months Ended June 30,
	2023	2022	Change
	(in thousands)
Cloud	$ 258,924	$ 253,337	2.2%
Networking	276,645	165,626	67.0%
Security	147,343	145,349	1.4%
Collaboration	22,161	34,775	(36.3%)
Other	69,761	49,009	42.3%
Product gross billings	774,834	648,096	19.6%
Service gross billings	67,136	68,167	(1.5%)
Total gross billings	$ 841,970	$ 716,263	17.6%

Technology Business Net Sales by Type
	Three Months Ended June 30,
	2023	2022	Change
	(in thousands)
Cloud	$ 172,044	$ 164,733	4.4%
Networking	245,188	142,641	71.9%
Security	45,796	47,995	(4.6%)
Collaboration	12,956	12,980	(0.2%)
Other	22,182	17,327	28.0%
Total Product	498,166	385,676	29.2%
Professional Services	35,556	37,168	(4.3%)
Managed Services	31,963	25,941	23.2%
Total gross billings	$ 565,685	$ 448,785	26.0%

Technology Business Net Sales by Customer End Market
	Three Months Ended June 30,
	2023	2022	Change
	(in thousands)
Telecom, Media, & Entertainment	$ 141,335	$ 128,277	10.2%
Technology	73,403	69,862	5.1%
SLED	109,405	64,602	69.4%
Healthcare	86,656	68,512	26.5%
Financial Services	65,690	33,299	97.3%
All others	89,196	84,233	5.9%
Total	$ 565,685	$ 448,785	26.0%

Financing Segment
	Three Months Ended June 30,
	2023	2022	Change
	(in thousands)

Portfolio earnings	$3,073	$2,673	15.0%
Transactional gains	1,279	1,835	(30.3%)
Post-contract earnings	3,634	4,726	(23.1%)
Other	504	340	48.2%
Net sales	8,490	9,574	(11.3%)

Gross profit	6,361	7,872	(19.2%)

Selling, general, and administrative	3,198	3,655	(12.5%)
Depreciation and amortization	28	28	0.0%
Interest and financing costs	301	225	33.8%
Operating expenses	3,527	3,908	(9.7%)

Operating income	$2,834	$3,964	(28.5%)
Adjusted EBITDA	$2,930	$4,050	(27.7%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Segment Adjusted EBITDA, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Consolidated
Net earnings	$33,847	$22,339
Provision for income taxes	12,675	8,691
Depreciation and amortization [1]	4,792	3,210
Share based compensation	2,205	1,773
Interest and financing costs	550	138
Other (income) expense [2]	(190)	2,153
Adjusted EBITDA	$53,879	$38,304

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Technology Segment
Operating income	$43,498	$29,219
Depreciation and amortization [1]	4,764	3,182
Share based compensation	2,137	1,715
Interest and financing costs	550	138
Adjusted EBITDA	$50,949	$34,254

Financing Segment
Operating income	$2,834	$3,964
Depreciation and amortization [1]	28	28
Share based compensation	68	58
Adjusted EBITDA	$2,930	$4,050

	Three Months Ended June 30,
	2023	2022
	(in thousands)

GAAP: Earnings before taxes	$46,522	$31,030
Share based compensation	2,205	1,773
Acquisition related amortization expense [3]	3,469	2,183
Other (income) expense [2]	(190)	2,153
Non-GAAP: Earnings before taxes	52,006	37,139

GAAP: Provision for income taxes	12,675	8,691
Share based compensation	607	508
Acquisition related amortization expense [3]	952	617
Other (income) expense [2]	(52)	616
Tax benefit (expense) on restricted stock	137	194
Non-GAAP: Provision for income taxes	14,319	10,626

Non-GAAP: Net earnings	$37,687	$26,513

	Three Months Ended June 30,
	2023	2022

GAAP: Net earnings per common share – diluted	$1.27	$0.84

Share based compensation	0.06	0.04
Acquisition related amortization expense [3]	0.09	0.06
Other (income) expense [2]	-	0.06
Tax benefit (expense) on restricted stock	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.14	0.15

Non-GAAP: Net earnings per common share – diluted	$1.41	$0.99

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.